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                                                                    Exhibit 3.36


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   SIRVA, INC.

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

         SIRVA, INC., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies as follows:

         FIRST: That the Board of Directors of the Corporation, at a meeting of its members, duly adopted a resolution setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation and declaring such amendment to be advisable:

         That Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended by deleting the first and second sentences of Article FOURTH in their entirety and inserting in lieu thereof the following:

         "FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue is two million five hundred thousand (2,500,000). Two million four hundred thousand (2,400,000) shares shall be Common Stock of the par value of one cent ($.01) per share, having an aggregate par value of twenty-four thousand dollars ($24,000) and one hundred thousand (100,000) shares shall be Preferred Stock of the par value of one cent ($.01) per share, having an aggregate par value of ten thousand dollars ($10,000)."

         SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have, by written consent, dated April 1, 2002, approved the adoption of the foregoing amendment in accordance with the provisions of Section 228 of the General Corporation Law, and that such consent has been filed with the minutes of the proceedings of the stockholders of the Corporation.

         THIRD: That this Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the undersigned, being a duly authorized Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 2nd day of April, 2002.

                                         /s/ Ralph A. Ford
                                         ----------------------
                                         Name:  Ralph A. Ford
                                         Title: Secretary




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